                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]          Filed by a Party other than the
                                     Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        CONVERGENT COMMUNICATIONS, INC.
     --------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

     --------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies: ____

  (2) Aggregate number of securities to which transaction applies: _______

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _____

  (4) Proposed maximum aggregate value of transaction: ___________________

  (5) Total fee paid: ____________________________________________________

[_] Fee paid previously with preliminary materials: _______________________

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid: ____________________________________________

  (2) Form, Schedule or Registration Statement No.: ______________________

  (3) Filing Party: ______________________________________________________

  (4) Date Filed: ________________________________________________________

                                                          Your VOTE is important



                        Convergent Communications, Inc.

                                Proxy Statement






                                                        NOTICE OF ANNUAL MEETING

                                                Convergent Communications, Inc.
                                           400 Inverness Drive South, 4th Floor
                                                      Englewood, Colorado 80112

                           NOTICE OF ANNUAL MEETING

Dear Convergent Communications Shareholder:

On Friday, June 16, 2000, Convergent Communications, Inc. will hold its Annual Meeting of Shareholders at the Inverness Hotel, 200 Inverness Drive West, Englewood, Colorado 80112. The meeting will begin at 9:00 a.m., Mountain Daylight Time.

Only shareholders who owned stock at the close of business on May 5, 2000 can vote at this meeting or any adjournments that may take place. A list of the shareholders entitled to vote will be available for examination at the meeting by any shareholder for any purpose germane to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal executive office, 400 Inverness Drive South, 4th Floor, Englewood, Colorado 80112. At the meeting we will:

  1.  Elect three Directors;

  2. Ratify the appointment of PricewaterhouseCoopers, LLP as our independent auditors for 2000;

  3.  Approve the Stock Incentive Plan, as amended; and

  4.  Attend to other business properly presented at the meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE THREE PROPOSALS OUTLINED IN THIS PROXY STATEMENT.

At the meeting we will also report on our 1999 business results and other matters of interest to shareholders.

Also enclosed with this mailing is a copy of our 1999 annual report. The approximate date of mailing for this proxy statement and card(s) is May 24, 2000.

We hope that you like the new format of our Proxy Statement. We welcome your comments.

                                           By Order of the Board of Directors,

                                                   /s/ Joseph R. Zell
                                                     Joseph R. Zell
                                              President and Chief Executive
                                                         Officer
                                                      May 24, 2000

                               TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING....................................................   1
QUESTIONS AND ANSWERS.......................................................   3
PROPOSALS YOU MAY VOTE ON...................................................   6
NOMINEES FOR CLASS II DIRECTORS.............................................   9
  CONTINUING DIRECTORS--CLASS I.............................................  10
  CONTINUING DIRECTORS--CLASS II............................................  10
STATEMENT ON CORPORATE GOVERNANCE...........................................  11
BOARD COMMITTEE MEMBERSHIP ROSTER...........................................  13
DIRECTORS' COMPENSATION.....................................................  14
DIRECTORS' & OFFICERS' OWNERSHIP OF OUR STOCK...............................  14
ADDITIONAL BENEFICIAL OWNERSHIP INFORMATION.................................  15
STOCK PERFORMANCE GRAPH.....................................................  16
EXECUTIVE COMPENSATION: REPORT OF THE COMPENSATION COMMITTEE................  17
EXECUTIVE COMPENSATION......................................................  19
  OPTION GRANTS TABLE.......................................................  19
  CURRENT OFFICERS..........................................................  21
RELATED PARTY TRANSACTIONS..................................................  23
INDEMNIFICATION AGREEMENTS..................................................  23
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....................  24
OTHER BUSINESS..............................................................  24

                             QUESTIONS AND ANSWERS

--------------------------------------------------------------------------------

 1.   Q: What may I vote on?
      A: (1) The election of three Class II nominees to serve on our Board of Directors;
         (2) The ratification of the appointment of PricewaterhouseCoopers, LLP as our independent auditors for 2000; and
         (3)  The approval of our Stock Incentive Plan, as amended.

-------------------------------------------------------------------------------

 2.   Q: How does the board recommend I vote on the proposals?
      A: The Board recommends a vote FOR each of the nominees, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for 2000, and FOR the approval of our Stock
         Incentive Plan.

-------------------------------------------------------------------------------

 3.   Q: Who is entitled to vote?
      A: Shareholders as of the close of business on May 5, 2000 (the Record
         Date) are entitled to vote at the Annual Meeting.

-------------------------------------------------------------------------------

 4.   Q: How do I vote?
      A: Sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the three proposals. You have the right to revoke your proxy at any time before the meeting by:
         (1)  notifying our Corporate Secretary;
         (2)  voting in person; OR
         (3)  returning a later-dated proxy card.

-------------------------------------------------------------------------------

 5.   Q: Who will count the vote?
      A: Representatives of American Stock Transfer and Trust Company, our registrar and transfer agent, will count the votes and act as the inspector of election.

-------------------------------------------------------------------------------

 6.   Q: Is my vote confidential?
      A: Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to American Stock
         Transfer and Trust Company, and handled in a manner that protects your voting privacy. Your vote will not be disclosed except: (1) as needed to permit American Stock Transfer and Trust Company to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances such as a proxy contest in opposition to the Board.
         Additionally, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

-------------------------------------------------------------------------------

 7.   Q: What shares are included on the proxy card(s)?
      A: The shares on your proxy card(s) represent ALL of your shares, including those in our Deferred Compensation Plan and shares held in custody for your account by Norwest Bank Minnesota as trustee for the Convergent Communications Services, Inc. 401(k) plan for employees. If you do not return your proxy card(s), your shares will not be voted.

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
 8.   Q: How many shares can vote?
      A: As of the Record Date, 28,967,586 shares of common stock and 175,000 shares of Preferred B Stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share held. Each share of Preferred B Stock represents 76.92 shares of underlying common stock. If you hold Preferred B Stock, you are entitled to vote the underlying common stock on all matters submitted to a vote of holders of our common stock. In summary, there were a total of 42,429,126 eligible votes as of the Record Date.

-------------------------------------------------------------------------------

 9.   Q: What is a "quorum"?
      A: A "quorum" is a majority of the outstanding shares. They may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held, and a proposal must receive more than 50% of the shares voting to be adopted. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention.

-------------------------------------------------------------------------------

 10.  Q: Who can attend the Annual Meeting and how do I get a ticket?
      A: All shareholders on May 5, 2000 can attend. Just check the box on your proxy card or, if your shares are held through a broker and you'd like to attend, please write to Martin E. Freidel, Executive Vice
         President, General Counsel and Corporate Secretary, Convergent
         Communications, Inc., 400 Inverness Drive South, 4th Floor, Englewood,
         Colorado 80112. Include a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker), and we will send you a ticket.

-------------------------------------------------------------------------------

 11.  Q: How will voting on any other business be conducted?
      A: Although we do not know of any business to be considered at the 2000
         Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting, your signed proxy card gives authority to Joseph R. Zell, our President and Chief Executive Officer, and Martin E. Freidel, our
         Executive Vice President and General Counsel, to vote on such matters at their discretion.

-------------------------------------------------------------------------------

 12.  Q: Who are the largest principal shareholders?
      A: As of April 21, 2000, shareholders owning in excess of 5% of our common stock were as follows:
         (i)  Affiliates of the Texas Pacific Group (TPG Advisors III, Inc. and
              T3 Advisors, Inc.) own 150,000 shares of our Preferred B Stock.
              Pursuant to our Amended and Restated Articles of Incorporation, the Preferred B Stock votes with the common stock on an "as converted" basis. As such, the Preferred B Stock owned by TPG represents approximately 11,538,462 shares of our common stock.
         (ii) Our three founders (John Evans, Keith Burge and Philip Allen) and their families owned approximately 3,240,065 shares or 11.2% of our common stock.
         (iii)  Affiliates of Sandler Capital Management owned approximately
                2,741,869 shares or 9.5% of our common stock and 25,000 shares of Preferred B Stock representing approximately 1,923,078 shares of our common stock upon conversion.

--------------------------------------------------------------------------------

 13.  Q: When are the shareholder proposals for the 2001 Annual Meeting due?
      A: All shareholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing to Martin E.
         Freidel, Executive Vice President, General Counsel and Corporate
         Secretary, Convergent Communications, Inc., 400 Inverness Drive South,
         4th Floor, Englewood, Colorado 80112 by January 21, 2001.

-------------------------------------------------------------------------------

 14.  Q: Can a shareholder nominate someone to be a director of the company?
      A: As a shareholder, you may recommend any person as a nominee for director of Convergent Communications, Inc. by writing to the Board of Directors, c/o Convergent Communications, Inc., 400 Inverness Drive
         South, 4th Floor, Englewood, Colorado 80112. Recommendations must be received by December 31, 2000 for the 2001 Annual Meeting, and must be accompanied by the name, residence and business address of the nominating shareholder; a representation that the shareholder is a record holder of our common stock or holds our common stock through a broker and the number and class of shares held; a representation that the shareholder intends to appear in person or by proxy at the meeting of the shareholders to nominate the individual(s) if the nominations are to be made at a shareholder meeting; information regarding each nominee which would be required to be included in a proxy statement; a description of any arrangement or understandings between and among the shareholder and each and every nominee; and the written consent of each nominee to serve as a director, if elected.

-------------------------------------------------------------------------------

 15.  Q: How much did this proxy solicitation cost?
      A: Are only expenses related to printing costs and the reimbursement to brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

--------------------------------------------------------------------------------

                           PROPOSALS YOU MAY VOTE ON

1. ELECTION OF DIRECTORS

  There are 3 nominees for election this year--Jeffrey A. Shaw, Richard W. Boyce and Michael J. Marocco. Detailed information on each is provided on page
9. The Board has seven members, with one seat currently vacant. Our directors are divided into three classes. A class of directors is elected annually, and each serve a three-year term. If any director is unable to stand for re-election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original director candidate will be cast for the substituted candidate.

  Your board unanimously recommends a vote FOR each of these directors.

2. RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS

  The Audit Committee has recommended, and the Board has approved, the appointment of PricewaterhouseCoopers LLP ("PwC") as our independent auditors for 2000. PwC has served as our independent auditors since inception. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. Representatives of PwC will attend the Annual Meeting to answer appropriate questions. They also may make a statement.

  Audit services provided by PwC during 1999 included an audit of our consolidated financial statements, audits of employee benefit plan financial statements and a review of our Annual Report and certain other filings with the SEC. In addition, PwC provided various non-audit services to us during 1999.

  Your board unanimously recommends a vote FOR the ratification of the appointment of PwC as independent auditors for 2000.

3. APPROVAL OF STOCK INCENTIVE PLAN

  The Board has adopted a Stock Incentive Plan, as amended, pursuant to which options and other incentive stock grants are granted to our employees and independent directors. Details concerning the Stock Incentive Plan are described below.

  Eligibility. Options may be granted to any employee or member of the Board of Directors selected by the Compensation Committee. Incentive Stock Options may be granted only to our employees. We currently have approximately 1,600 employees which are eligible to receive grants under the Stock Incentive Plan. Pursuant to our employment agreement with our new Chief Executive Officer, Joseph R. Zell, Mr. Zell will receive a grant of 1.5 million options exercisable at $13.00 per share.

  Administration. Under the terms of the Stock Incentive Plan, we may grant options to purchase 3,500,000 shares of our common stock to eligible individuals. The Stock Incentive Plan provides that it be administered by the Board of Directors or a committee appointed by the Board of Directors consisting of two or more non-employee directors. The Compensation Committee of the Board of Directors has been appointed to administer the Stock Incentive Plan.

  Adjustments and Other Provisions. The Stock Incentive Plan provides for an adjustment in the number of shares reserved and in the exercise price of each option if there is a stock dividend, split up, subdivision or combination of shares, recapitalization, merger, consolidation or other corporate reorganization in which we are the surviving corporation. In the event of a proposed dissolution, liquidation or sale of all or substantially all of our assets or a change of control, the options may, in the discretion of the Compensation Committee, become exercisable immediately prior to the consummation of the proposed action without regard to any vesting provision with respect to such options.

  Stock Option Terms. The Compensation Committee will determine the vesting schedule of the options and the price per share at which the option is exercisable. Unless otherwise determined by the Compensation Committee, each option will vest, on a cumulative basis, as to 20% percent of the shares on each of the first, second, third, fourth and fifth anniversaries of the grant date of such option. No option will be exercisable for more than 10 years after it is granted and the exercise price must be at least 100% of the fair market value of our common stock on the date of the grant. If an optionee owns shares possessing more than 10% of the voting power of all classes of our outstanding stock, the Compensation Committee may grant an option to that employee only if the exercise price of the option is at least 110% of the fair market value of our common stock on the day of the grant. The Stock Incentive Plan provides that if our common stock is listed on a securities exchange or admitted to unlisted trading privileges on any such exchange or if our common stock is quoted on a National Association of Securities Dealers, Inc. system that reports closing prices, the fair market value shall be the closing price of our common stock as reported by such exchange or system. If our common stock is not listed or admitted to unlisted trading privileges or so quoted, the fair market value will be the average of the last reported highest bid and the lowest asked prices quoted on the National Association of Securities Dealers, Inc. Automated Quotations System or, if not so quoted, then by the National Quotation Bureau, Inc. If our common stock is not so listed or admitted to unlisted trading privileges or so quoted, and bid and asked prices are not reported, the fair market value shall be determined in such reasonable manner as may be prescribed by the Compensation Committee.

  The consideration to be paid for the shares to be issued upon exercise of an option, including the method of payment, will be determined by the Compensation Committee and may consist entirely of cash, check, other shares of our common stock having a fair market value on the date of exercise equal to the aggregate exercise price of shares as to which the option will be exercised, or any combination of such methods of payment, or such other consideration and method of payment for the issuance of shares to the extent permitted under the Colorado Business Corporation Act.

  Amendments and Discontinuance. The Board of Directors may amend, alter or discontinue the Stock Incentive Plan in any respect provided the action does not (i) increase the number of shares reserved under the Stock Plan (except for certain adjustments described above), (ii) reduce the minimum exercise price in the case of incentive options, or (iii) modify the provisions of the Stock Incentive Plan relating to eligibility unless approved by our shareholders.

  Tax Effects. Under Sections 421(a) and 422 of the Internal Revenue Code of 1986, as amended, the grant or exercise of incentive options under the Stock Incentive Plan will not result in income taxable to the optionee or in a business expense that we may deduct. Upon a later sale of the shares received on exercise of an incentive option, the optionee will realize capital gain or loss, so long as the optionee satisfies the minimum holding period requirements under the Stock Incentive Plan and the Internal Revenue Code.

  If an optionee disposes of shares acquired from the exercise of an option under the Stock Incentive Plan prior to the expiration of the statutory holding period ("disqualifying disposition") or if the option is a nonstatutory option, such optionee will be required to recognize as compensation taxable as ordinary income the difference between the exercise price and the fair market value on the date of exercise as well as the amount realized on any disposition of the shares in excess of the option exercise price paid by the optionee. We will be entitled to a deduction equal to the amount that the optionee is required to include in income in our taxable year which falls within the end of the participating employee's taxable year when the disqualifying disposition occurs.

  The current maximum rate for long-term capital gains realized by noncorporate taxpayers is less than the current maximum rate on ordinary income.

  The amount by which the fair market value of our common stock exceeds the exercise price of an incentive option on the date of exercise will be considered a tax preference item for the optionee and may be subject to the alternative minimum tax under Section 55 of the Internal Revenue Code in the year the option is exercised.

  The above summary of the tax effects of options granted or exercised under the Stock Incentive Plan is based on an interpretation of the laws and regulations currently in effect. Changes in these laws and regulations or their construction may modify the projected tax effect of options granted or exercised under the Stock Plan.

  Nontransferability. Options granted under the Stock Incentive Plan are not transferable other than by will or by the laws of descent and distribution.

  Indemnification. The Board of Directors and the members of the Compensation Committee are entitled to indemnification by us against reasonable expenses, including attorneys' fees, actually incurred in connection with the defense of any action, suit or proceeding by reason of any action taken or failure to act under or in connection with the Stock Incentive Plan or any option granted under the Stock Incentive Plan or shares purchased pursuant to the exercise of options under the Stock Incentive Plan, so long as a member of the Compensation Committee or Board of Directors is not determined in any action, suit or proceeding to be liable for gross negligence, fraud or willful misconduct in the performance of his duties.

  The Board of Directors has not determined any benefits or amounts that will be received by or allocated to our officers should you approve the Stock Incentive Plan. The Stock Incentive Plan is intended to conform to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, which among other things, requires shareholder approval of the Stock Incentive Plan. A plan that complies with Rule 16b-3 permits officers and directors to participate in employer benefit plans without violating the "short-swing profit" provisions that prohibit purchases and sales within any six-month period of each other. Rule 16b-3 accomplishes this by exempting from the definition of purchases and sales a transaction by an officer or director made in compliance with the Rule. Grants of options under the Stock Incentive Plan will be exempt if you approve the Stock Incentive Plan. If you do not approve the Stock Incentive Plan, we may issue options under the Stock Incentive Plan but they will not be exempt transactions. Consequently, it would be more difficult for option holders to exercise the options and sell the stock received upon exercise.

  Market Value. The market price of our common stock as quoted on the Nasdaq National Market on April 20, 2000 was $8.438 per share.

  Your board unanimously recommends a vote FOR the approval of the Stock Incentive Plan.

  Abstentions, broker non-votes or votes withheld on any of the proposals will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast.

              NOMINEES FOR CLASS II DIRECTORS (Term expires 2003)

JEFFREY A. SHAW                                             Director since 2000
Age 35

Mr. Shaw is a senior partner of the Texas Pacific Group, having joined at its inception. Prior to joining Texas Pacific, Mr. Shaw was a principal of Acadia Partners/Oak Hill Partners, an affiliate of Keystone, Inc. (formerly the Robert M. Bass Group). Prior to that, Mr. Shaw was an investment banker in the Emerging Growth Group as well as the Corporate Finance department of Goldman, Sachs & Co. Mr. Shaw currently serves on the Boards of Directors of America West Airlines, Inc., Del Monte Foods Corp., The Leisure Company, Quantum Bridge Communications, Inc., and Ryanair plc. and previously served on the Boards of Directors of Allied Waste Industries, Inc., Continental Micronesia, Inc., Ducati S.p.A., Ducati North America.

RICHARD W. BOYCE                                            Director since 2000
Age 45

Mr. Boyce is the Operating Partner of Texas Pacific Group, a $3 Billion private equity buyout firm. In the past 2 years he has served as the CEO of J.Crew, and also provided operating oversight to the remainder of the portfolio. Prior to joining TPG, Mr. Boyce was employed by PepsiCo from 1992 to 1997, most recently as SVP of North American Operations. Prior roles included CFO, GM of the Canadian Business Unit, and SVP of Worldwide Strategic Planning for PepsiCo. Mr. Boyce was previously a partner at the management consulting firm of Bain & Company, and worked in sales at Union Carbide prior to attending business school. Mr. Boyce currently serves on the Board of Directors of J.Crew, ON Semiconductor, ZiLOG, and as Chairman of the Board of Del Monte Foods.

MICHAEL J. MAROCCO                                          Director since 1998
Age 41

The managing director of Sandler Capital Management. Mr. Marocco joined Sandler in 1989 and is currently responsible for analyzing, structuring and managing Sandler's private equity investments. Before joining Sandler, Mr. Marocco held various positions at Morgan Stanley Dean Witter, including a fixed income research analyst specializing in companies in the communications industry and vice president in the Communications Industries group.

          CONTINUING DIRECTORS--CLASS I DIRECTORS (TERM EXPIRES 2001)

JOSEPH R. ZELL                                              Director since 2000
Age 40

Mr. Zell is our President and Chief Executive Officer. Previously, he was president of U S WEST !NTERPRISE. Mr. Zell began his career at US WEST in 1991 as director of product development for !NTERPRISE. He later served as executive director of Applications Innovation. Zell was named president of !NTERPRISE in 1997. Prior to being named president of !NTERPRISE, he was president of US WEST Wholesale Markets, and also served as vice president of Markets and Innovation at !NTERPRISE, where he developed, sourced and managed applications and products that addressed the full range of voice, video and data networking. Zell managed a portfolio of products and services at US WEST with revenue of more than $2.7 billion in 1999, including data networking, Internet services, hosted applications, voice/data networking equipment, managed services, and private line service. The !NTERPRISE division achieved a leading position in 1999 as the most aggressive provider of ADSL services, achieving sales of over 100,000 units in 1999. He is on the board of directors for US Internetworking, Intertainer, Netpliance, the Shaka Franklin Foundation and the US WEST Foundation.

         CONTINUING DIRECTORS--CLASS III DIRECTORS (TERM EXPIRES 2002)

RICHARD G. TOMLINSON, PH.D.                                 Director since 1997
Age 64

President of Connecticut Research, Inc., a management consulting company founded in 1986 which serves the telecommunications, electric utility and computer industries. Dr. Tomlinson has published numerous marketing studies, venture analyses and technical papers, is a contributing author for several books and holds five patents. Before founding Connecticut Research, Inc., Dr. Tomlinson was the Vice President for Strategic Planning of United Technologies Communications Co. Inc., a subsidiary of United Technologies Building Systems Co. His career at United Technologies Corporation spanned 20 years, including 16 years at the UTC Research Laboratory where he was a Senior Principal Scientist.

SPENCER I. BROWNE                                           Director since 1998
Age 50

Principal of Strategic Asset Management, LLC, a consulting company that assists small and medium-sized companies in obtaining financing. Mr. Browne was a director and president and chief operating officer of M.D.C. Holdings, Inc. (NYSC: MDC), a material homebuilder, from 1989 to 1996. He was also a co-founder, director and chief executive officer of Asset Investors Corporation and Commercial Assets, Inc., which are publicly-owned real estate investment trusts. Mr. Browne is also a director for Annaly Mortgage Management, Inc.

                       STATEMENT ON CORPORATE GOVERNANCE

  The corporate governance standards established by the Board provide a structure within which directors and management can effectively pursue our objectives for the benefit of our shareholders. Our business is managed under the direction of the Board of Directors, but the Board delegates the conduct of business to our senior management team. The principal functions of the Board are to:

  .  Select and evaluate the Chief Executive Officer;

  . Review and approve our strategic direction and annual operating plan, and monitor our performance against the plan;

  .  Review management compensation and succession planning;

  .  Advise and counsel management; and

  .  Review the structure and operation of the Board.

  Select and Evaluate the Chief Executive Officer: Annually, the Compensation Committee and the non-employee directors meet to evaluate the performance of the Chief Executive Officer. The results of this evaluation are then clearly communicated to the Chief Executive Officer.

  Review and Approve Our Strategic Direction and Annual Operating Plan, and Monitor Our Performance Against the Plan: The Board stays abreast of political, regulatory and economic trends and developments that may impact our strategic direction. During the year, the Board and management participate in meetings at which major strategies and financial and other objectives and plans are discussed and approved. Annually, the Board reviews and approves our strategic plan and a yearly budget and operating plan. On an ongoing basis during the year, the Board monitors our performance against our annual operating plan.

  Review Management Compensation and Succession Planning: The Compensation Committee of the Board reviews and approves the Chief Executive Officer's evaluation of the top management team. On an annual basis, the following occur:

  . The Chief Executive Officer reviews succession planning and management development with the Board, and provides an assessment of persons considered potential successors.

  . The Board (largely through the Compensation Committee) evaluates the compensation plans for senior management and other employees to ensure they are appropriate, competitive and properly reflect our objectives and performance.

  . The Chief Executive Officer meets with the Compensation Committee to develop appropriate goals and objectives for the next year, which are then discussed with the entire Board.

  . The Compensation Committee meets to review performance against these established goals and communicates its evaluation to the Chief Executive Officer.

  Advise and Counsel Management: Providing advice and counsel to management occurs both in formal Board and Committee meetings and through informal, individual director's contacts with the Chief Executive Officer and other members of management. The Board is composed of individuals whose knowledge, background, experience and judgment are useful to the Company. The information needed for the Board's decision-making generally will be found within our organization, and Board members have full access to management. On occasion, the Board may seek legal or other expert advice from a source independent of management, and generally this is done with the knowledge and concurrence of the Chief Executive Officer.

  Review Structure and Operations of the Board: The Board periodically reviews the Board's structure and operations.

  . SELECTION AND EVALUATION OF BOARD CANDIDATES: When searching for new nominees, the Board selects candidates based on their character, judgment, and business experience. The Board evaluates the performance of individual directors on an annual basis. This evaluation provides the basis for the Board's recommendation of a slate of directors to the shareholders. You should know the following information about this process:

    . Each class of directors is elected by shareholders for a three-year term.

    . The Board consists entirely of independent outside directors except for the Chief Executive Officer. We do not have consulting agreements with our directors.

    . Periodically, the Board conducts an assessment of how it is functioning as a whole so that it may continuously improve its performance.

  . BOARD OPERATIONS AND MEETINGS: Our Board usually meets four times per year in regularly scheduled meetings, but will meet more often if necessary. The Board held sixteen meetings during 1999, and all of the directors attended at least 75% of the Board meetings and Committee meetings of which they were members. The Board meets periodically, at least annually, without the Chief Executive Officer. While the Board believes that a carefully planned agenda is important for effective Board meetings, the agenda is flexible enough to accommodate unexpected developments. You should know the following information about Board operations and meetings:

    . The items on the agenda are typically determined by the Chairman or Chief Executive Officer in consultation with the Board. Any director may request that an item be included on the agenda.

    . At Board meetings, ample time is scheduled to assure full discussion of important matters. Management presentations are scheduled to permit a substantial proportion of Board meeting time to be available for discussion and comments.

    . Generally, Board members receive information well in advance of Board meetings so they will have an opportunity to prepare for discussion of the items at the meeting. Information is provided from a variety of sources, including management reports, a comparison of performance to operating and financial plans, reports on our stock performance and operations prepared by third parties, and articles in various business publications. In many cases, significant items requiring Board approval may be reviewed in one or more meetings and voted upon in subsequent meetings, with the intervening time being used for clarification and discussion of relevant issues.

  . COMMITTEE STRUCTURE: The full Board considers all major decisions of the Company. However, the Board has established the following two standing committees, each of which is chaired by an outside director, so that certain important areas can be addressed in more depth than may be possible in a full Board meeting:

    . The Audit Committee recommends appointment of our independent auditors. It also approves audit reports and plans, accounting policies, financial statements, internal audit reports, internal controls, audit fees and other expenses. All members are non-employee directors.

    . The Compensation Committee manages executive officer compensation. It also administers our compensation and incentive plans, including our stock incentive plans. The committee evaluates the competitiveness of our compensation and the performance of the Chief Executive Officer and issues the Compensation Committee Report on executive compensation to shareholders (see pages 17 to 18). All members of the committee are non-employee directors.

  The Board of Directors believes that corporate governance is an evolving process and periodically reviews and updates this Statement on Corporate Governance.

                       BOARD COMMITTEE MEMBERSHIP ROSTER
                             (as of April 25, 2000)

NAME                                                          AUDIT COMPENSATION
----                                                          ----- ------------
R. W. Boyce..................................................             X
S. I. Browne.................................................    X        X
M. J. Marocco................................................             X
J. A. Shaw...................................................    X
R. G. Tomlinson..............................................    X
J. R. Zell...................................................
Number of Meetings in 1999...................................    2        3

                            DIRECTORS' COMPENSATION

  Non-employee directors receive $2,000 for each meeting attended in-person, including committee meetings and $1,000 for each meeting attended telephonically, including committee meetings. We reimburse directors for any expenses related to their Board service.

  Non-employee directors also receive options to purchase 20,000 shares each year of their term and 2,500 options for each committee of which they are a member, which vest as to 25% of the options each quarter that they serve as a director. The exercise price of the options is the fair market value of our shares on the grant date.

                 DIRECTORS' & OFFICERS' OWNERSHIP OF OUR STOCK

  The following table shows how much common stock each of our executive officers who were also officers at the end of 1999 and our current directors owned as of April 21, 2000. Directors and all of our current officers as a group beneficially owned approximately 43.30% of the common stock. The address for each of the individuals listed below is 400 Inverness Drive South, 4th Floor, Englewood, Colorado 80112.

                    Directors' & Officers' Stock Ownership

                          Shares of
                            Common                                   Total
                            Stock                                    Shares      Percent
                         Beneficially                     Other   Beneficially Beneficially
Name                       Owned(1)   Options Warrants  Shares(2)    Owned       Owned(3)
----                     ------------ ------- --------- --------- ------------ ------------
R. G. Tomlinson.........      50,000   30,625       810     --         81,435       *
M. J. Marocco(4)........   4,664,947   15,625 1,036,401     --      5,716,973     17.89%
S. I. Browne(5).........      77,500   16,250    12,500     --        106,250       *
J. A. Shaw(6)...........  11,538,462      --  1,600,000     --     13,138,462     31.20%
R. W. Boyce(6)..........  11,538,462      --  1,600,000     --     13,138,462     31.20%
J. R. Zell..............         --   375,000       --      --        375,000      1.28%
B. R. Ervine............         --       --        --      --            --        *
M. E. Freidel(7)........      33,700   63,000       --   10,614       107,314       *
M. R. Dozier............      57,361   17,500       --   15,490        90,351       *
All Officers and
 Directors as a group
 (12 persons)...........  16,497,579  533,000 2,699,711  46,638    19,776,928     43.30%

--------
*  Less than 1%.

(1)  Includes the common shares issuable upon conversion of the Preferred B
     Stock.

(2) Includes shares in our 401(k) plan and our Deferred Compensation Plan trust account.

(3) Based on 28,967,586 shares of common stock issued and outstanding as of April 21, 2000. Percentage ownership is calculated by dividing (i) the sum of the number of shares owned by the stockholder plus the number of shares the stockholder would receive after exercising options and warrants exercisable within sixty (60) days of the date of this proxy statement (shares issued after exercising options and warrants are called "conversion shares"), by (ii) the total number of common shares of stock outstanding plus the stockholder's conversion shares.

(4) Includes shares held by affiliates of Sandler Capital Management as described in the table entitled "Certain Beneficial Owners" shown below. Mr. Marocco disclaims any beneficial ownership to the shares listed.

(5) Includes shares held by Strategic Asset Management, LLC of which Mr. Browne is a member.

(6) Includes shares held by affiliates of the Texas Pacific Group as described in the table entitled "Certain Beneficial Owners" shown below. Each of Messrs. Shaw and Boyce disclaims any beneficial ownership to the shares listed.

(7) Includes shares owned by Freidel Development International, LLC, as Mr. Freidel has voting power over these shares.

                  ADDITIONAL BENEFICIAL OWNERSHIP INFORMATION

  The following table shows how much common stock shareholders reporting ownership in excess of 5% of our common stock owned as of April 21, 2000.

                          Shares of
                            Common                                   Total
                            Stock                                    Shares      Percent
                         Beneficially                     Other   Beneficially Beneficially
Name                     Owned(1)(2)  Options Warrants  Shares(3)    Owned       Owned(4)
----                     ------------ ------- --------- --------- ------------ ------------
Founders Group(5).......   3,280,000  515,000    44,385  60,065     3,899,450     13.38%
Sandler Capital
 Management(6)..........   4,664,947      --  1,036,401     --      5,701,348     17.87%
TPG(7)..................  11,538,462      --  1,600,000     --     13,138,462     31.20%

--------
(1) The information is based on reported ownership on the date of SEC filings. The owners report they hold the shares for themselves and their affiliates, advisory clients and investors. The entities may disclaim that they constitute a "group" for purposes of owning these shares.

(2)  Includes the common shares issuable upon conversion of the Preferred B
     Stock.

(3) Includes shares in our 401(k) plan and our Deferred Compensation Plan trust account.

(4) Based on 28,967,586 shares of common stock issued and outstanding as of April 21, 2000. Percentage ownership is calculated by dividing (i) the sum of the number of shares owned by the stockholder plus the number of shares the stockholder would receive after exercising options and warrants exercisable within sixty (60) days of the date of this proxy statement (shares issued after exercising options and warrants are called "conversion shares"), by (ii) the total number of common shares of stock outstanding plus the stockholder's conversion shares.

(5) The "Founders Group" is composed of John Evans, Keith Burge, Philip Allen and their families. Their address is 9800 Mt. Pyramid Court, Suite 400, Englewood, CO 80112.

(6) Information is based upon the Schedule 13D filed by affiliates of Sandler Capital Management with the SEC on August 3, 1999. The address for Sandler Capital Management is 767 Fifth Avenue, 45th Floor, New York, NY 10153.

(7) Information is based upon the Schedule 13D filed by affiliates of the Texas Pacific Group (TPG) with the SEC on April 4, 2000. The address for TPG is 201 Main Street, Suite 2420, Fort Worth, TX 76102.

                            STOCK PERFORMANCE GRAPH


                                  7/20/99     7/30/99     8/31/99     9/30/99      10/29/99     11/30/99     12/31/99
Convergent Communications, Inc.   100.000      74.419      56.686      46.512        46.512       50.872       73.837
Nasdaq US                         100.000      93.605      89.588      88.942       105.312      109.804      126.489
Nasdaq Telecommuications Stocks   100.000      96.905     100.743     100.743       107.888      119.398      145.157

                       EXECUTIVE COMPENSATION: REPORT OF
                          THE COMPENSATION COMMITTEE

  The Committee's Responsibilities: The Compensation Committee of the Board has responsibility for setting and administering the policies that govern executive compensation. The Committee is composed entirely of outside directors. Reports of the Committee's actions and decisions are presented to the full Board. The purpose of this report is to summarize the philosophical principles, specific program objectives and other factors considered by the Committee in reaching its determinations regarding the executive compensation of the Named Executive Officers.

  Compensation Philosophy: The Committee has approved principles for the management compensation program which:

  .  Encourage strong financial and operational performance of the Company;

  . Emphasize performance-based compensation ("pay at risk"), which balances rewards for short-term and long-term results;

  . Focus executives on "beating the competition" through plans which include measurements based on performance relative to peer companies; and

  . Provide a competitive level of total compensation necessary to attract and retain talented and experienced executives.

  Compensation Methodology: We strive to provide a comprehensive executive compensation program that is competitive and performance-based in order to attract and retain superior executive talent. Each year the committee reviews market data and assesses our competitive position for three components of executive compensation: (1) base salary, (2) annual incentives, and (3) long-term incentives. To assist in benchmarking the competitiveness of its compensation programs, we, among other things, participate in executive compensation surveys compiled by third-party consultants. This information is supplemented by compensation information for general industry. The compensation survey data reflect adjustments for each company's relative revenue, asset base, employee population and capitalization, along with the scope of managerial responsibility and reporting relationships.

Components of Compensation:

 . BASE SALARY: Annual base salary is designed to compensate executives for their level of responsibility and sustained individual performance. The committee approves in advance all salary increases for executive officers.

 . ANNUAL INCENTIVES: Annual incentive awards for our officers are provided in order to promote the achievement of our business objectives. Each year the committee considers our prior year's performance and objectives, as well as its expectations for us in the upcoming year. Bearing in mind these considerations, the committee sets certain performance criteria or goals that must be met before payments are made. Additionally, individual performance goals may be established for each participant. Participants receive no payments unless minimum thresholds are achieved. Payments may range from 0% to 100% of the guideline annual incentive, with payments increasing as performance improves.

  The committee establishes a fixed percentage of annual salary as an executive's guideline annual incentive opportunity, based on comparative survey data on annual incentives paid in the communications industry. The guideline amount increases with the level of responsibility of the executive. Annual incentive awards for 1999 were based on meeting weighted objectives for three principal measurements:

  .  Individual objectives

  .  Market capitalization; and

  .  EBITDA (earnings before interest, taxes, depreciation and amortization).

  For 1999, the annual incentive approved by the committee for each of our officers was significantly below the targeted levels as a result of missing the market capitalization and EBITDA targets. The Bonus column of the Executive Compensation Table on page 18 contains the annual incentive earned for 1999 for each of our officers who were officers at the end of 1999.

 . LONG-TERM INCENTIVE COMPENSATION: The committee reviews and approves all long-term incentive awards. In 1999, these awards were primarily stock options. These awards provide compensation to executives only if shareholder value increases. In determining the number of stock options awarded, the committee reviewed surveys of similar awards made to individuals in comparable positions at other communications companies and the executive's past performance. They also consider the number of long-term incentive awards previously granted to the executive.

  Options have an exercise price equal to the fair market value of common stock on the date of grant and are typically exercisable at the rate of 20% per year beginning one year from the date of grant.

  Chief Executive Officer Compensation: The Compensation Committee meets annually, in private, to review the Chief Executive Officer's performance. The committee uses this performance evaluation in considering the Chief Executive Officer's compensation. The Chief Executive Officer participates in the same programs and receives compensation based on the same factors as the other executive officers. However, the Chief Executive Officer's overall compensation reflects a greater degree of policy and decision-making authority and a higher level of responsibility with respect to the strategic direction and financial and operational results of the Company. John R. Evans was our Chief Executive Officer until his resignation on April 17, 2000. Mr. Evans' compensation components were:

  .  BASE SALARY: His annual base salary was $300,000.

  . ANNUAL INCENTIVE: Annual incentive compensation for Mr. Evans was based upon our attainment of annual performance goals, and on Mr. Evans' individual objectives as determined by the committee. Based on these criteria, Mr. Evans received $150,000 as his incentive compensation for 1999.

  . LONG-TERM INCENTIVE AWARDS: During Mr. Evans' employment, Mr. Evans received 3 grants totaling 175,000 stock options exercisable at prices from $2.20 to $20.00 per share. As a result of the termination of Mr. Evans' employment agreement on April 17, 2000, the vesting of all of these options has been accelerated such that all of the options are currently exercisable.

  Omnibus Budget Reconciliation Act of 1993: This Act has had no material impact upon our ability to take a tax deduction for annual compensation in excess of $1 million paid to any of our officers. Therefore, the committee has determined that it is not necessary to seek shareholder approval to amend any current compensation plan at this time to comply with this Act.

  Compensation Committee Interlocks and Insider Participation: There are none.

  Respectfully submitted by the members of the Compensation Committee of the Board of Directors during 1999:

      Spencer I. Browne, Chair
      J. Thomas Markley (former Director)
      Michael J. Marocco

                            EXECUTIVE COMPENSATION

  The following table summarizes the compensation we paid the Chief Executive Officer and each of the four other most highly compensated executive officers as of the end of 1999, based on salary and incentive bonus. The Named Executive Officers are as follows:

 John R. Evans...............  Former Chairman and Chief Executive Officer
                               (employment terminated April 17, 2000)
 Keith V. Burge..............  Former President and Chief Operating Officer
                               (employment terminated April 17, 2000)
 Philip G. Allen.............  Former Executive Vice President and Secretary
                               (employment terminated April 17, 2000)
 Martin E. Freidel...........  Executive Vice President, General Counsel and
                               Secretary
 Michael R. Dozier...........  Executive Vice President, Operations
 John J. Phibbs..............  Former Executive Vice President, Chief Financial
                               Officer and Treasurer (employment terminated
                               August 16, 1999)

                                                    Long-Term
                                                  Compensation-
                                                   Securities
                                   Other Annual    Underlying      All Other
                 Salary  Bonus(1) Compensation(2)  Options(3)   Compensation(4)
                 ------- -------- --------------- ------------- ---------------
J. R. Evans..... 300,000  75,000       18,581         25,000         85,000
K. V. Burge..... 275,000  68,750       15,515         25,000         78,750
P. G. Allen..... 165,000  30,938       12,600         25,000         40,938
M. E. Freidel... 175,000  32,817       13,715         15,000         42,817
M. R. Dozier.... 222,917 125,000       56,047        100,000        221,523
J. J.
 Phibbs(5)...... 182,500  57,426      106,066            --          43,265

--------
(1) Includes the cash portion of the individual's bonus under his employment agreement. The remaining amount of the bonus was paid in shares of our common stock, valued at fair market value, which amount is reflected under "All Other Compensation." In the case of Mr. Ervine the amount shown for 1999 represents a signing bonus.

(2) Includes automobile allowance and other fringe benefit payments. In the case of Mr. Dozier, the amount includes $30,018 in relocation expenses.

(3) Amounts listed are options granted. Twenty percent of the options to purchase shares vest on each anniversary of the date of grant.

(4) Includes contributions to our 401(k) Plan and the portion of the bonus payments made under the individual's employment agreement that were paid in shares of our common stock, some of which are held under our deferred compensation plan. In the case of Mr. Dozier, this amount includes $192,188 in shares issued pursuant to an acquisition integration bonus. The shares deferred under our deferred compensation plan are held in a "rabbi trust" for a period we and the employee specify, which cannot be less than one year. The number of shares held for the benefit of the Named Officers are as follows: Mr. Evans, 20,288; Mr. Burge, 17,875; Mr. Allen, 10,973; Mr. Freidel, 8,479; and Mr. Dozier, 14,433.

                              OPTION GRANTS TABLE

  The following table lists our grants during the last fiscal year of stock options to our officers who were officers at the end of 1999. The amounts shown as potential realizable values rely on arbitrarily assumed rates of share price appreciation prescribed by the SEC. In assessing those values, please note that the ultimate value of the options, as well as your shares, depends on actual future share values. Market conditions and the efforts of the directors, the officers and others to foster our future success can influence those future share values.

  The potential realizable values for all shareowners represent the corresponding increases in the value of outstanding shares, assuming 28,967,586 shares were outstanding.

                                                                            Potential
                                                                           Realizable
                                                                        Value at Assumed
                                                                          Annual Rates
                         Number of                                       of Stock Price
                         Securities  Percent of                         Appreciation for
                         Underlying Total Options Exercise               Option Term(2)
                          Options    Granted to     Price   Expiration --------------------
Name                      Granted   to Employees  Per Share    Date       5%        10%
----                     ---------- ------------- --------- ---------- --------  ----------
J. R. Evans.............   25,000        2.2%      $20.00     4/9/2009 $(31,693) $  245,701
K. V. Burge.............   25,000        2.2%      $20.00     4/9/2009 $(31,693) $  245,701
P. G. Allen.............   15,000        1.3%      $20.00     4/9/2009 $(19,016) $  147,421
B. R. Ervine............  150,000       13.3%      $10.25   12/14/2009 $966,925  $2,450,379
M. E. Freidel...........   15,000        1.3%      $20.00     4/9/2009 $(19,016) $  147,421
M. R. Dozier............  100,000        8.9%      $15.00    8/16/2009 $648,186  $1,920,628

--------
(1) 20% of the option to purchase shares vest on each anniversary of the date of grant.

(2) Potential realizable value is based on an assumption that the price per share of our common stock appreciates annually at the rate shown (compounded annually) from the date of grant until the end of the option term. Potential realizable value is shown net of the exercise price. These rates of appreciation are provided in accordance with the Securities and Exchange Commission regulations and do not represent our estimate or projection of the future common stock price.

                             1999 Option Holdings

  The following table lists the number of shares acquired and the value realized as a result of option exercises during 1999 for our officers who were officers at the end of 1999. It also includes the number and value of their exercisable and non-exercisable options as of December 31, 1999. The table contains values for "in the money" options, meaning a positive spread between the year-end share price of $15.875 and the exercise price. These values have not been, and may never be, realized. The options might never be exercised, and the value, if any, will depend on the share price on the exercise date.

                             Number of Securities        Value of Unexercised
                         Including Unexercised Options   In-The-Money Options
                              At Fiscal Year-End          At Fiscal Year-End
Name                       Exercisable/Unexercisable   Exercisable/Unexercisable
----                     ----------------------------- -------------------------
J. R. Evans.............        70,000/105,000             $869,250/$742,000
K. V. Burge.............        70,000/105,000             $869,250/$742,000
P. G. Allen.............         70,000/95,000             $869,250/$742,000
B. R. Ervine............             0/150,000             $      0/$843,750
M. E. Freidel...........        60,000/105,000             $652,500/$978,750
M. R. Dozier............        17,500/170,000             $ 67,813/$358,750

                                CURRENT OFFICERS

  Our current officers are as follows:

 Joseph R. Zell      President and Chief Executive Officer. Mr. Zell
 Age: 40             previously served as president of U S WEST !NTERPRISE.
                     Mr. Zell began his career at US WEST in 1991 as director
                     of product development for !NTERPRISE. He later served as
                     executive director of Applications Innovation. Zell was
                     named president of !NTERPRISE in 1997. Prior to being
                     named president of !NTERPRISE, he was president of US
                     WEST Wholesale Markets, and also served as vice president
                     of Markets and Innovation at !NTERPRISE, where he
                     developed, sourced and managed applications and products
                     that addressed the full range of voice, video and data
                     networking. Zell managed a portfolio of products and
                     services at US WEST with revenue of more than $2.7
                     billion in 1999, including data networking, Internet
                     services, hosted applications, voice/data networking
                     equipment, managed services, and private line service.
                     The !NTERPRISE division achieved a leading position in
                     1999 as the most aggressive provider of ADSL services,
                     achieving sales of over 100,000 units in 1999. He is on
                     the board of directors for US Internetworking,
                     Intertainer, Netpliance, the Shaka Franklin Foundation
                     and the US WEST Foundation

------------------------------------------------------------------------------

 Michael R. Dozier   Executive Vice President--Operations. Mr. Dozier
 Age: 53             previously served as Chief Operating Officer of Tie
                     Communications, Inc. Mr. Dozier has more than 20 years of
                     experience in the telecommunications industry including
                     serving as Vice President of Sales for United USN,
                     Executive Vice President of Quest United, President of
                     the South Central and Texas Gulf Regions of WilTel
                     Communications Services and Vice President of Sales and
                     Vice President of Operations at Tie Systems, Inc. Mr.
                     Dozier was an executive officer of Tie prior to our
                     purchase of substantially all of the assets of Tie. At
                     the time we purchased Tie's assets, Tie was a debtor in
                     possession under the U.S. Bankruptcy Code.

------------------------------------------------------------------------------

 Brian R. Ervine     Executive Vice President, Chief Financial Officer and
 Age: 38             Treasurer. Mr. Ervine previously served as Chief
                     Financial Officer of North American Operations and Vice
                     President of Finance for the global operations of
                     Metapath Software International ("MSI"), a leading global
                     provider of enterprise-wide network software solutions.
                     Prior to joining MSI, Mr. Ervine was Vice President of PC
                     ServiceSource, Inc. From 1991 to 1993 Mr. Ervine served
                     as Assistant Controller for CompuCom Systems, Inc. Prior
                     to joining CompuCom Systems, Mr. Ervine was a senior
                     audit manager at KPMG Peat Marwick, LLP.

------------------------------------------------------------------------------

 Martin E. Freidel   Executive Vice President, General Counsel and
 Age: 36             Secretary. Mr. Freidel previously served as Special
                     Counsel to the law firm of Miller Wood Welch, LLC in
                     Denver, Colorado, where he also acted as our Associate
                     General Counsel. From December 1992 until December 1996,
                     Mr. Freidel was Vice President and General Counsel with
                     ICG Communications, Inc. and its predecessors. Before
                     joining ICG, Mr. Freidel served as Vice President--
                     Regulatory for LDDS Communications, Inc. (now MCI
                     WorldCom) and Vice President and General Counsel for
                     MidAmerican Technologies, Inc., MidAmerican
                     Communications, Inc. and Republic Telecom Services, Inc.,
                     which were purchased by LDDS in 1991.

 D. Randall Hake     Executive Vice President--Human Resources. Mr. Hake
 Age: 41             previously served as Vice President of Administration and
                     Human Resources for Tie. Prior to joining Tie, Mr. Hake
                     served in various capacities with Memorex Telex
                     Corporation including Director of Compensation, Benefits
                     and Staffing and Director of Human Resources--North
                     America. Mr. Hake was an executive officer of Tie prior
                     to our purchase of substantially all of the assets of
                     Tie. At the time we purchased Tie's assets, Tie was a
                     debtor in possession under the U.S. Bankruptcy Code.

------------------------------------------------------------------------------

 Gregory P. McGraw   Executive Vice President--Corporate Development. Mr.
 Age: 45             McGraw previously served as Chief Financial Officer and
                     Vice President of Marketing and Business Development for
                     Tie. Prior to joining Tie, Mr. McGraw served as Vice
                     President--Sales and Marketing for Telemate.Net Software,
                     Inc., an Internet software company. From 1982 to 1990 Mr.
                     McGraw held various positions with ROLM Corporation (now
                     Siemens AG). Mr. McGraw was an executive officer of Tie
                     prior to our purchase of substantially all of the assets
                     of Tie. At the time we purchased Tie's assets, Tie was a
                     debtor in possession under the U.S. Bankruptcy Code.

                             Employment Agreements

   We have employment agreements with individuals who served as our executive officers during 1999 as follows:

Messrs. Evans, Burge and Allen

  Each of Messrs. Evans', Burge's and Allen's employment agreements were terminated April 17, 2000.

Mr. Phibbs

  Mr. Phibbs' employment with us terminated on August 16, 1999.

Mr. Dozier

  Mr. Dozier's current employment agreement is effective as of March 9, 2000 and provides for a term of three years. Mr. Dozier receives an annual base salary of $250,000. In addition, Mr. Dozier receives a car allowance, benefit package and an incentive bonus of up to 100% of his base salary. The incentive bonus is determined by our Compensation Committee. If we terminate the employment agreement without cause, Mr. Dozier is entitled to continue to receive his salary, benefits and accrued bonus for a period of 24 months, as well as the vesting of an additional 20% of his options. If Mr. Dozier terminates the employment agreement as a result of a change in control, Mr. Dozier is entitled to continue to receive his salary, benefits and accrued bonus for a period of 24 months, as well as the immediate vesting of all options granted to him. In addition, Mr. Dozier is subject to covenants not to compete with our business or interfere with our business and employee relationships.

Mr. Ervine

  Mr. Ervine's current employment agreement is effective as of March 9, 2000 and provides for a term of three years. Mr. Ervine receives an annual base salary of $235,000. In addition, Mr. Ervine receives a car allowance, benefit package and an incentive bonus of up to 75% of his base salary. The incentive bonus is determined by our Compensation Committee. If we terminate the employment agreement without cause, or if Mr. Ervine terminates as a result of a change in control, Mr. Ervine is entitled to continue to receive his salary, benefits and accrued bonus for a period of 24 months, as well as the immediate vesting of all options granted to him. In addition, Mr. Ervine is subject to covenants not to compete with our business or interfere with our business and employee relationships.

Mr. Freidel

  Mr. Freidel's current employment agreement is effective as of March 9, 2000 and provides for a term of three years. Mr. Freidel receives an annual base salary of $175,000. In addition, Mr. Freidel receives a car allowance, benefit package and an incentive bonus of up to 75% of his base salary. The incentive bonus is determined by our Compensation Committee. If we terminate the employment agreement without cause, or if Mr. Freidel terminates as a result of a change in control, Mr. Freidel is entitled to continue to receive his salary, benefits and accrued bonus for a period of 24 months, as well as the immediate vesting of all options granted to him.

                          RELATED PARTY TRANSACTIONS

  In August, 1998 our operating subsidiary, Convergent Communications Services, Inc., entered into a Strategic Alliance Agreement with Strategic Healthcare Solutions, LLC. The agreement is a two year agreement and provides for the payment of a monthly fee and commissions to SHS for new customers in the healthcare industry that are introduced to us by Strategic Healthcare Solutions and that become Enterprise Network Services customers. Under the agreement, we issued a warrant to Strategic Healthcare Solutions which entitles it to receive up to a maximum of 131,250 shares of our common stock at an exercise price of $12.00. The warrant includes performance objectives which are reviewed semi- annually. If Strategic Healthcare Solutions does not meet those performance objectives, all or a portion of the shares available for exercise is reduced. As of April 21, 2000, 93,005 shares had been canceled. The warrant is not exercisable until August 1, 2000 and expires August 1, 2003. Spencer I. Browne is a principal of Strategic Asset Management, Strategic Asset Management has an ownership interest in Strategic Healthcare Solutions.

  On August 16, 1999, a Promissory Note with a face value of $100,000 was executed and delivered by Michael R. Dozier payable to Convergent Communications Services, Inc. for repayment of a loan in conjunction with certain relocation expenses. The Note bears interest on any unpaid balance at the rate of 10% per annum and must be repaid on the earlier of (i) August 16, 2002 and (ii) the date he ceases employment.

  In October 1999, we entered into a long-term Enterprise Managed Services ("EMS") agreement with Cavion Technologies, Inc. Under this agreement we have designed a network which we now own, maintain and monitor and support connectivity, including providing equipment and related services for the network. In connection with this agreement we purchased $286,000 of equipment from Cavion. In exchange for the use of our equipment and services provided, Cavion will pay us a monthly fee over a term of five years. In October 1999, one of our senior officers was elected as a member of the Board of Directors of Cavion. In addition, through a business combination we completed in 1997, we own 67,603 shares of Cavion which represents a less than 2% ownership percentage. In connection with the EMS agreement we recognized revenue of approximately $135,000 during 1999 of which, approximately $85,000 remained in trade accounts receivable as of December 31, 1999.

  Effective March 22, 2000, our operating subsidiary, Convergent Communications Services, Inc., entered into an EMS Master Agreement with eSecureHealth, Inc., a/k/a Health2Health. The agreement is a 5 year agreement that provides for a monthly service fee to Convergent Communications Services, Inc. of $112,442 (or $6,746,620 over the term. Spencer I. Browne is the Executive Vice President--Finance and Co-Chair of the Board of H2H and holds a shared ownership interest in H2H of approximately 23%.

                          INDEMNIFICATION AGREEMENTS

  Our bylaws require that we indemnify our directors and officers, to the extent permitted by Colorado law, against any costs, expenses (including attorneys' fees) and other liabilities to which they may become subject by reason of their service to us. To insure against such liabilities, we have purchased liability insurance for our directors and officers and have entered into indemnification agreements with our non-employee directors. This insurance and the indemnification agreements supplement the provisions in our Amended and Restated Articles of Incorporation which eliminate the potential monetary liability of directors and officers to us or our shareholders in certain situations as permitted by law.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  We believe that during 1999, all SEC filings of our officers, directors and ten percent shareholders complied with the requirements of Section 16 of the Securities Exchange Act, based on a review of forms filed, or written notice that no annual forms were required.

                                OTHER BUSINESS

  The Board of Directors knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

  A copy of our 1999 Annual Report on form 10-K/A to the Securities and Exchange Commission may be obtained by shareholders, without charge, upon written request to Investor Relations, Convergent Communications, Inc., 400 Inverness Drive South, 4th Floor, Englewood, Colorado 80112. You may also obtain our SEC filings through the internet at www.sec.gov.

By Order of the Board of Directors,

Martin E. Freidel
Executive Vice President,
General Counsel and Corporate Secretary

May 24, 2000

                        CONVERGENT COMMUNICATIONS, INC.
                              STOCK INCENTIVE PLAN

SECTION 1.      PURPOSE OF PLAN

     The purpose of this Stock Incentive Plan ("Plan") of Convergent Communications, Inc., a Colorado corporation, is to enable the Company, as defined in Section 2.2(a)(iii) hereof, to attract, retain and motivate its employees, officers, management and other key personnel, and to further align the interests of such persons with those of the stockholders of the Company, by providing for or increasing their proprietary interest in the Company.

SECTION 2.      ADMINISTRATION OF THE PLAN

     2.1  Composition of Committee. The Plan shall be administered by the Board
          ------------------------
of Directors (the "Board") and/or by a committee of the Board, as appointed from time to time by the Board (the "Committee"). The Board shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent. Notwithstanding the foregoing, with respect to any Award that is not intended to satisfy the conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), the Committee may appoint one or more separate committees (any such committee, a "Subcommittee") composed of one or more directors (who may but need not be members of the Committee) and may delegate to any such Subcommittee(s) the authority to grant Awards, as defined in Section 5.1 hereof, under the Plan to Employees, to determine all terms of such Awards, and/or to administer the Plan or any aspect of it. Any action by any such Subcommittee within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee. The Committee may designate the Secretary of the Company or other Company employees to assist the Committee in the administration of the Plan, and may grant authority to such persons to execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company.

     2.2  Powers of the Committee.  Subject to the express provisions of this
          -----------------------
Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan with respect to the Awards over which such Committee has authority, including, without limitation, the following:

          (a) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; provided that, unless the Committee shall specify otherwise, for purposes of this Plan (i) the term "fair market value" shall mean, as of any date, the closing price for a Share, as defined in Section 3.1 hereof, reported for that date for securities listed on the National Market of The Nasdaq Stock Market or, if no Shares traded on the National Market of The Nasdaq Stock Market on the date in question, then for the next preceding date for which Shares traded on the National Market of The Nasdaq Stock Market; and (ii) the term "Company" shall mean Convergent Communications, Inc. and its subsidiaries and affiliates, unless the context otherwise requires.

          (b) to determine which persons are Employees (as defined in Section 4 hereof), to which of such Employees, if any, Awards shall be granted hereunder and the timing of any such Awards, and to grant Awards;

          (c) to determine the number of Shares subject to Awards and the exercise or purchase price of such Shares;

          (d) to establish and verify the extent of satisfaction of any performance goals applicable to Awards;

          (e) to prescribe and amend the terms of the certificates evidencing Awards made under this Plan (which need not be identical);

          (f) to determine whether, and the extent to which, adjustments are required pursuant to Section 11 hereof;

          (g) to interpret and construe this Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

          (h) to make all other determinations deemed necessary or advisable for the administration of the Plan.

     2.3  Determinations of the Committee.  All decisions, determinations and
          -------------------------------
interpretations by the Committee or the Board regarding the Plan shall be final and binding on all Employees and Participants, as defined in Section 3 hereof. The Committee or the Board, as applicable, shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer of the Company or Employee and such attorneys, consultants and accountants as it may select.

SECTION 3.      STOCK SUBJECT TO PLAN

     3.1  Aggregate Limits.  Subject to adjustment as provided in Section 11, at
          ----------------
any time, the aggregate number of shares of the Company's common stock, no par value ("Shares"), issued and issuable pursuant to all Awards (including all ISOs (as defined in Section 5.1 hereof)) granted under this Plan shall not exceed two million (2,000,000) shares; provided that no more than five hundred thousand (500,000) of such Shares may be issued pursuant to all Incentive Bonuses and Performance Stock Awards granted under the Plan. The Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

     3.2  Code Section 162(m) Limits.  The aggregate number of Shares subject to
          --------------------------
Options granted under this Plan during any calendar year to any one Employee shall not exceed five hundred thousand (500,000). The aggregate number of Shares issued or issuable under any Incentive Bonus or Performance Stock Awards granted under this Plan during any calendar year to any one Employee shall not exceed five hundred thousand (500,000). Notwithstanding anything to the contrary in the Plan, the foregoing limitations shall be subject to adjustment under Section 11 only to the extent that such adjustment will not affect the status of any Award intended to qualify as "performance based compensation" under Code Section 162(m).

     3.3  Issuance of Shares.  For purposes of Section 3.1, the aggregate number
          ------------------
of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award and not returned to the Company upon cancellation, expiration or forfeiture of an Award or delivered (either actually or by attestation) in payment or satisfaction of the purchase price, exercise price or tax obligation of an Award.

SECTION 4.      PERSONS ELIGIBLE UNDER PLAN

     Any person, including any director of the Company, who is an employee, prospective employee, consultant or advisor of the Company (an "Employee") shall be eligible to be considered for the grant of Awards hereunder. For purposes of the administration of Awards, the term "Employee" shall also include a former Employee or any person (including any estate) who is a beneficiary of a former Employee. A "Participant" is any Employee to whom an Award has been made and any person (including any estate) to whom an Award has been assigned or transferred pursuant to Section 10.1.

SECTION 5.      PLAN AWARDS

     5.1  Award Types.  The Committee, on behalf of the Company, is authorized
          -----------
under this Plan to enter into certain types of arrangements with Employees and to confer certain benefits on them. The following such arrangements or benefits are authorized under the Plan if their terms and conditions are not inconsistent with the provisions of the Plan: Stock Options, Incentive Bonuses and Performance Stock. Such arrangements and benefits are sometimes referred to herein as "Awards." The authorized types of arrangements and benefits for which Awards may be granted are defined as follows:

Stock Options: A Stock Option is a right granted under Section 6 to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in or determined pursuant to the certificate evidencing the Award (the "Option Certificate"). Options intended to qualify as Incentive Stock Options ("ISOs") pursuant to Code Section 422 and Options which are not intended to qualify as ISOs ("Non-qualified Options") may be granted under Section 6 as the Committee in its sole discretion shall determine.

Incentive Bonus:  An Incentive Bonus is a bonus opportunity awarded under
Section 7 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the document evidencing the Award (the "Incentive Bonus Agreement").

Performance Stock: Performance Stock is an award of Shares made under Section 8, the grant, issuance, retention and/or vesting of which is subject to such performance and other conditions as are expressed in the document evidencing the Award (the "Performance Stock Agreement").

     5.2  Grants of Awards.  An Award may consist of one such arrangement or
          ----------------
benefit or two or more of them in tandem or in the alternative.

SECTION 6.      STOCK OPTION GRANTS

     The Committee may grant an Option or provide for the grant of an Option, either from time-to-time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition within the control of the recipient of the Award, within the control of others or not within the any person's control.

     6.1  Option Certificate.  Each Option Certificate shall contain provisions
          ------------------
regarding (a) the number of Shares that may be issued upon exercise of the Option, (b) the purchase price of the Shares and the means of payment for the Shares, (c) the term of the Option, (d) such terms and conditions of exercisability as may be determined from time to time by the Committee, (e) restrictions on the transfer of the Option and forfeiture provisions, and (f) such further terms and conditions, in each case not inconsistent with the Plan as may be determined from time to time by the Committee. Option Certificates evidencing ISOs shall contain such terms and conditions as may be necessary to comply with the applicable provisions of Section 422 of the Code.

     6.2  Option Price.  The purchase price per Share of the Shares subject to
          ------------
each Option granted under the Plan shall equal or exceed 100% of the fair market value of a Share on the date the Option is granted, except that (i) the Committee may specifically provide that the exercise price of an Option may be higher or lower in the case of an Option granted to employees of a company acquired by the Company in assumption and substitution of options held by such employees at the time such company is acquired, and (ii) in the event an Employee is required to pay or forego the receipt of any cash amount in consideration of receipt of an Option, the exercise price plus such cash amount shall equal or exceed 100% of the fair market value of such Stock on the date the Option is granted.

     6.3  Option Term.  The "Term" of each Option granted under the Plan,
          -----------
including any ISOs, shall not exceed ten (10) years from the date of its grant.

     6.4  Option Vesting. Options granted under the Plan shall be exercisable at
          --------------
such time and in such installments during the period prior to the expiration of the Option's Term as determined by the Committee in its sole discretion. The Committee shall have the right to make the timing of the ability to exercise any Option granted under the Plan subject to such performance requirements as deemed appropriate by the Committee. At any time after the grant of an Option the Committee may, in its sole discretion, reduce or eliminate any restrictions surrounding any Participant's right to exercise all or part of the Option, except that no Option shall first become exercisable within six (6) months from its date of grant, other than upon death, Disability (as defined in Section 6.5 hereof), a Change of Control (as defined in Section 12.2 hereof) or upon satisfaction of such performance requirements as deemed appropriate by the Committee.

     6.5  Termination of Employment. Subject to Section 12, upon a termination
          -------------------------
of employment by a Participant prior to the full exercise of an Option, the following procedures shall apply unless determined otherwise by the Committee in its sole discretion or, in the case of an ISO, unless other procedures are necessary to comply with the provisions of Section 422, 424 or 425 of the Code:

          (a) Death or Disability. If a Participant terminates service on account of becoming disabled, the Participant may exercise the Option in whole or in part within ninety (90) days after the date of the Employee's disability, but in no event later than the date on which it would have expired if the Employee had not become disabled. Unless provided otherwise by the Committee, an Employee shall be deemed to be disabled if he or she is determined to be disabled for purposes of meeting any insurance requirements under long-term disability policies ("Disability") provided by the Company. If an Employee dies during a period in which he or she is entitled to exercise an Option (including the periods referred to in the first sentence of this paragraph (a) or in paragraph (c) of this Section), the Participant may exercise the Option in whole or in part within ninety (90) days after the date of the Employee's death, but in no event later than the date on which it would have expired if the Employee had lived.

          (b) Cause. If a Participant's employment with the Company or a subsidiary shall be terminated for cause, as determined by the Committee in its sole discretion, he or she shall forfeit any and all outstanding option rights and such rights shall be deemed to have lapsed for purposes hereof as of the date of the Participant's termination of service.

          (c) Other Forms of Termination. If a Participant ceases to be employed by the Company or a subsidiary for any reason other than Disability, death or termination for cause during a period in which he or she is entitled to exercise an Option, the Participant's Option shall terminate ninety (90) days after the date of such cessation of employment, but in no event later than the date on which it would have expired if such cessation of employment had not occurred. During such period the Option may be exercised only to the extent that the Participant was entitled to do so at the date of cessation of employment unless the Committee, in its sole discretion, permits exercise of the Option to a greater extent. The employment of a Participant shall not be deemed to have ceased upon his or her absence from the Company on a leave of absence granted in accordance with the usual procedures of the Company.

     6.6  Option Exercise.
          ---------------

          (a) Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional Shares and the Committee may require, by the terms of the Option Certificate, a partial exercise to include a minimum number of Shares.

          (b) Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery to the representative of the Company designated for such purpose by the Committee all of the following: (i) notice of exercise in such form as the Committee authorizes specifying the number of Shares to be purchased by the Participant, (ii) payment or provision for payment of the exercise price for such number of Shares, (iii) such representations and documents as the Committee, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal, state or foreign securities laws or regulations, (iv) in the event that the Option shall be exercised pursuant to
Section 10.1 by any person or persons other than the Employee, appropriate proof of the right of such person or persons to exercise the Option, and (v) such representations and documents as the Committee, in its sole discretion, deems necessary or advisable to provide for the tax withholding pursuant to Section
13. Unless provided otherwise by the Committee, no Participant shall have any right as a stockholder with respect to any Shares purchased pursuant to any Option until the registration of Shares in the name of such person, and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such Shares are so registered.

          (c) Payment of Exercise Price. To the extent authorized by the Committee, the exercise price of an Option may be paid in the form of one of more of the following, either through the terms of the Option Certificate or at the time of exercise of an Option: (i) cash or certified or cashiers' check,
(ii) shares of capital stock of the Company that have been held by the Participant for such period of time as the Committee may specify, (iii) other property deemed acceptable by the Committee, (iv) a reduction in the number of Shares or other property otherwise issuable pursuant to such Option, or (v) any combination of (i) through (iv).

SECTION 7.      INCENTIVE BONUS

     Each Incentive Bonus Award will confer upon the Employee the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year.

     7.1  Incentive Bonus Award. Each Incentive Bonus Award shall contain
          ---------------------
provisions regarding (a) the target and maximum amount payable to the Participant as an Incentive Bonus, (b) the performance criteria and level of achievement versus these criteria which shall determine the amount of such payment, (c) the period as to which performance shall be measured for determining the amount of any payment, (d) the timing of any payment earned by virtue of performance, (e) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (f) forfeiture provisions, and (g) such further terms and conditions, in each case not inconsistent with the Plan as may be determined from time to time by the Committee. The maximum amount payable as an Incentive Bonus may be a multiple of the target amount payable, but the maximum amount payable pursuant to that portion of an Incentive Bonus Award granted under this Plan for any fiscal year to any Participant that is intended to satisfy the requirements for "performance based compensation" under Code Section 162(m) shall not exceed $1,000,000.

     7.2  Performance Criteria.  The Committee shall establish the performance
          --------------------
criteria and level of achievement versus these criteria which shall determine the target and maximum amount payable under an Incentive Bonus Award, which criteria may be based on financial performance and/or personal performance evaluations. The Committee may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for "performance-based compensation" under Code Section 162(m). Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Committee to satisfy the requirements for "performance-based compensation" under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 10.2 hereof) selected by the Committee and specified at the time the Incentive Bonus Award is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended by the Committee to satisfy the requirements for "performance-based compensation" under Code Section 162(m).

     7.3  Timing and Form of Payment. The Committee shall determine the timing
          --------------------------
of payment of any Incentive Bonus. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event. The Committee may provide for a Participant to have the option for his or her Incentive Bonus, or such portion thereof as the Committee may specify, to be paid in whole or in part in Shares or Stock Units (as defined in Section 9.1 hereof).

     7.4  Discretionary Adjustments.  Notwithstanding satisfaction of any
          -------------------------
performance goals, the amount paid under an Incentive Bonus Award on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

SECTION 8.      PERFORMANCE STOCK

     Performance Stock consists of an award of Shares, the grant, issuance, retention and/or vesting of which shall be subject to such performance conditions and to such further terms and conditions as the Committee deems appropriate.

     8.1  Performance Stock Award. Each Performance Stock Award shall set forth
          -----------------------
(a) the number of Shares subject to such Award or a formula for determining such, (b) the performance criteria and level of achievement versus these criteria which shall determine the number of Shares granted, issued, retainable and/or vested, (c) the period as to which performance shall be measured for determining achievement of performance , (d) forfeiture provisions, and (e) such further terms and conditions, in each case not inconsistent with the Plan as may be determined from time to time by the Committee.

     8.2  Performance Criteria.  The grant, issuance, retention and/or vesting
          --------------------
of Performance Stock shall be subject to such performance criteria and level of achievement versus these criteria as the Committee shall determine, which criteria may be based on financial performance and/or personal performance evaluations. Notwithstanding anything to the contrary herein, the performance criteria for any Performance Stock that is intended by the Committee to satisfy the requirements for "performance-based compensation" under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Performance Stock Award is granted.

     8.3  Timing and Form of Payment. The Committee shall determine the timing
          --------------------------
of payment of any Incentive Bonus. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect for the payment of any Performance Stock to be deferred to a specified date or event. The Committee may provide for a Participant to have the option for his or her Performance Stock, or such portion thereof as the Committee may specify, to be granted in whole or in part in Shares or Stock Units.

     8.4  Discretionary Adjustments.  Notwithstanding satisfaction of any
          -------------------------
performance goals, the number of Shares granted, issued, retainable and/or vested under a Performance Stock Award on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

     8.5  Termination of Employment. Subject to Section 12, upon a termination
          -------------------------
of employment by a Participant prior to the full exercise of Performance Stock, the following procedures shall apply unless determined otherwise by the Committee in its sole discretion:

          (a) Death or Disability. If a Participant terminates service on account of becoming disabled, the Participant may exercise the Performance Stock in whole or in part within ninety (90) days after the date of the Employee's disability, but in no event later than the date on which it would have expired if the Employee had not become disabled. Unless provided otherwise by the Committee, an Employee shall be deemed to be disabled if he or she is determined to be disabled for purposes of meeting any insurance requirements under long-term disability policies ("Disability") provided by the Company. If an Employee dies during a period in which he or she is entitled to exercise an Performance Stock (including the periods referred to in the first sentence of this paragraph
(a) or in paragraph (c) of this Section), the Participant may exercise the Performance Stock in whole or in part within ninety (90) days after the date of the Employee's death, but in no event later than the date on which it would have expired if the Employee had lived.

          (b) Cause. If a Participant's employment with the Company or a subsidiary shall be terminated for cause, as determined by the Committee in its sole discretion, he or she shall forfeit any and all outstanding option rights, including Performance Stock, and such rights shall be deemed to have lapsed for purposes hereof as of the date of the Participant's termination of service.

          (c) Other Forms of Termination. If a Participant ceases to be employed by the Company or a subsidiary for any reason other than Disability, death or termination for cause during a period in which he or she is entitled to exercise Performance Stock, the Participant's Performance Stock shall terminate ninety (90) days after the date of such cessation of employment, but in no event later than the date on which it would have expired if such cessation of employment had not occurred. During such period Performance Stock may be exercised only to the extent that the Participant was entitled to do so at the date of cessation of employment unless the Committee, in its sole discretion, permits exercise of Performance Stock to a greater extent. The employment of a Participant shall not be deemed to have ceased upon his or her absence from the Company on a leave of absence granted in accordance with the usual procedures of the Company.

SECTION 9.      STOCK UNITS

     9.1  Stock Units.  A "Stock Unit" is a bookkeeping entry representing an
          -----------
amount equivalent to the fair market value of one Share. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Committee.

     9.2   Grant of Stock Units.  Stock Units may be issued upon exercise of
           --------------------
Options, may be granted in payment and satisfaction of Incentive Bonus Awards and may be issued in lieu of, Performance Stock or any other Award that the Committee elects to be paid in the form of Stock Units.

     9.3   Settlement of Stock Units.  Unless provided otherwise by the
           -------------------------
Committee, settlement of Stock Units shall be made by issuance of Shares and shall occur within ninety (90) days after an Employee's termination of employment for any reason. The Committee may provide for Stock Units to be settled in cash (at the election of the Company or the Participant, as specified by the Committee) and to be made at such other times as it determines appropriate or as it permits a Participant to choose. The amount of Shares, or other settlement medium, to be so distributed may be increased by an interest factor or by dividend equivalents, which may be valued as if reinvested in Shares. Until a Stock Unit is settled, the number of shares of Shares represented by a Stock Unit shall be subject to adjustment pursuant to Section 11.

SECTION 10.    OTHER PROVISIONS APPLICABLE TO AWARDS

     10.1  Transferability.  Unless the agreement or certificate, as applicable,
           ---------------
evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that the Award is transferable as provided hereunder, no Award granted under the Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner prior to the vesting or lapse of any and all restrictions applicable thereto, other than by will or the laws of descent and distribution. The Committee may in its sole discretion grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable to a member or members of the Employee's "immediate family," as such term is defined under Exchange Act Rule 16a-1(e), or to a trust for the benefit solely of a member or members of the Employee's immediate family, or to a partnership or other entity whose only owners are members of the Employee's family, provided that (i) no consideration is given in connection with the transfer of such Award, and (2) following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Employee, as modified as the Committee in its sole discretion shall determine appropriate, and the Participant shall execute an agreement agreeing to be bound by such terms.

     10.2  Qualifying Performance Criteria.  For purposes of this Plan, the term
           -------------------------------
"Qualifying Performance Criteria" shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee in the
Award: (a) cash flow, (b) earnings per share (including earnings before interest, taxes, depreciation and amortization), (c) return on equity, (d) total stockholder return, (e) return on capital, (f) return on assets or net assets,
(g) revenue, (h) income or net income, (i) operating income or net operating income, (j) operating profit or net operating profit, (k) operating margin, (l) return on operating revenue, (m) market share, (n) loan volume and (o) overhead or other expense reduction. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occur during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to stockholders for the applicable year.

     10.3  Dividends. Unless otherwise provided by the Committee, no adjustment
           ---------
shall be made in Shares issuable under Awards on account of cash dividends which may be paid or other rights which may be issued to the holders of Shares prior to their issuance under any Award. The Committee shall specify whether dividends or dividend equivalent amounts shall be paid to any Participant with respect to the Shares subject to any Award that have not vested or been issued or that are subject to any restrictions or conditions on the record date for dividends.

     10.4  Agreements or Certificates Evidencing Awards.  The Committee shall,
           --------------------------------------------
subject to applicable law, determine the date an Award is deemed to be granted, which for purposes of this Plan shall not be affected by the fact that an Award is contingent on subsequent stockholder approval of the Plan. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or certificates evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement's or certificate's effectiveness, as applicable, that such agreement or certificate be executed by the Participant and that such Participant agree to such further terms and conditions as specified in such agreement or certificate, as the case may be. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Agreement or Certificate evidencing such Award.

     10.5  Tandem Stock or Cash Rights.  Either at the time an Award is granted
           ---------------------------
or by subsequent action, the Committee may, but need not, provide that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award.

     10.6  Financing.  The Committee may in its discretion provide financing to
           ---------
a Participant in a principal amount sufficient to pay the purchase price of any Award and/or to pay the amount of taxes required by law to be withheld with respect to any Award. Any such loan shall be subject to all applicable legal requirements and restrictions pertinent thereto, including Regulation G promulgated by the Federal Reserve Board. The grant of an Award shall in no way obligate the Company or the Committee to provide any financing whatsoever in connection therewith.

SECTION 11.      CHANGES IN CAPITAL STRUCTURE

     11.1 If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the Committee shall make appropriate and proportionate adjustments in (i) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Awards theretofore granted under this Plan and the exercise or settlement price of such Awards, provided, however, that such adjustment shall be made in such a manner that will not affect the status of any Award intended to qualify as an ISO under Code Section 422 or as "performance based compensation" under Code Section 162(m), and (ii) the maximum number and type of shares or other securities that may be issued pursuant to such Awards thereafter granted under this Plan.

SECTION 12.      CHANGE OF CONTROL

     12.1  Effect of Change of Control.  The Committee may through the terms of
           ---------------------------
the Award or otherwise provide that any or all of the following shall occur, either immediately upon the Change of Control or a Change of Control Transaction (as defined in Section 12.2 hereof), or upon termination of the Employee's employment within twenty-four (24) months following a Change of Control or a Change of Control Transaction: (a) in the case of an Option, the Participant's ability to exercise any portion of the Option not previously exercisable, (b) in the case of an Incentive Bonus, the right to receive a payment equal to the target amount payable or, if greater, a payment based on performance through a date determined by the Committee prior to the Change of Control, and (c) in the case of Shares issued in payment of any Incentive Bonus, and/or in the case of Performance Stock or Stock Units, the lapse and expiration on any conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award. The Committee also may, through the terms of the Award or otherwise, provide for an absolute or conditional exercise, payment or lapse of conditions or restrictions on an Award which shall only be effective if, upon the announcement of a Change of Control Transaction, no provision is made in such Change of Control Transaction for the exercise, payment or lapse of conditions or restrictions on the Award, or other procedure whereby the Participant may realize the full benefit of the Award.

     12.2  Definitions.  Unless the Committee or the Board shall provide
           -----------
otherwise, "Change of Control" shall mean an occurrence of any of the following events: (a) an acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "person or group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than an employee benefit plan of the Company, immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of more than forty percent (40%) of the combined voting power of the Company's then outstanding Voting Securities; (b) approval by the stockholders of (i) a merger, consolidation or reorganization involving the Company, unless the company resulting from such merger, consolidation or reorganization (the "Surviving Corporation") shall adopt or assume this Plan and a Participant's Awards under the Plan and either (A) the stockholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy-five percent (75%) of the combined voting power of the Surviving Corporation in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, or
(B) at least a majority of the members of the Board of Directors of the Surviving Corporation were directors of the Company immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization, or (ii) a complete liquidation or dissolution of the Company; or
(c) such other events as the Committee or the Board from time to time may specify. "Change of Control Transaction" shall include any tender offer, offer, exchange offer, solicitation, merger, consolidation, reorganization or other transaction which is intended to or reasonably expected to result in a change of control.

SECTION 13.      TAXES

     13.1  Withholding Requirements.  The Committee may make such provisions or
           ------------------------
impose such conditions as it may deem appropriate for the withholding or payment by the Participant of any taxes which it determines are required in connection with any Awards granted under this Plan, and a Participant's rights in any Award are subject to satisfaction of such conditions.

     13.2  Payment of Withholding Taxes.  Notwithstanding the terms of Section
           ----------------------------
13.1 hereof, the Committee may provide in the agreement evidencing an Award or otherwise that all or any portion of the taxes required to be withheld by the Company or, if permitted by the Committee, desired to be paid by the Participant, in connection with the exercise of a Non-qualified Option or the exercise, vesting, settlement or transfer of any other Award shall be paid or, at the election of the Participant, may be paid by the Company withholding shares of the Company's capital stock otherwise issuable or subject to such Award, or by the Participant delivering previously owned shares of the Company's capital stock, in each case having a fair market value equal to the amount required or elected to be withheld or paid. Any such elections are subject to such conditions or procedures as may be established by the Committee and may be subject to disapproval by the Committee.

SECTION 14.      AMENDMENTS OR TERMINATION

     The Board may amend, alter or discontinue the Plan or any agreement evidencing an Award made under the Plan, but no such amendment shall, without the approval of the shareholders of the Company:

          (a) increase the maximum number of shares of Common Stock for which Awards may be granted under the Plan;

          (b) reduce the price at which Options may be granted below the price provided for in Section 6.2;

          (c)  reduce the exercise price of outstanding Options;

          (d) impair the rights of any Award holder, without such holder's consent, under any Award granted prior to the date of any Change of Control;

          (e)  extend the term of the Plan; or

          (f)  change the class of persons eligible to be Participants.

SECTION 15.    COMPLIANCE WITH OTHER LAWS AND REGULATIONS.

     The Plan, the grant and exercise of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable federal, state and foreign laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant's name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any federal, state or foreign law or any ruling or regulation of any government body which the Committee shall, in its sole discretion, determine to be necessary or advisable. This Plan is intended to constitute an unfunded arrangement for a select group of management or other key employees.

     No Option shall be exercisable unless a registration statement with respect to the Option is effective or the Company has determined that such registration is unnecessary. Unless the Awards and Shares covered by this Plan have been registered under the Securities Act of 1933, as amended, or the Company has determined that such registration is unnecessary, each person receiving an Award and/or Shares pursuant to any Award may be required by the Company to give a representation in writing that such person is acquiring such Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

SECTION 16.      OPTION GRANTS BY SUBSIDIARIES

     In the case of a grant of an option to any eligible Employee employed by a subsidiary of the Company within the meaning of Section 424(f) of the Code ("Subsidiary"), such grant may, if the Committee so directs, be implemented by the Company issuing any subject shares to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the shares to the optionholder in accordance with the terms of the option specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such option may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Committee shall determine.

SECTION 17.      NO RIGHT TO COMPANY EMPLOYMENT

     Nothing in this Plan or as a result of any Award granted pursuant to this Plan shall confer on any individual any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate an individual's employment at any time. The Award agreements or certificates may contain such provisions as the Committee may approve with reference to the effect of approved leaves of absence.

SECTION 18.    EFFECTIVENESS AND EXPIRATION OF PLAN

     The Plan shall be effective on the date the Board adopts the Plan. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the stockholders prior to the first anniversary date of the effective date of the Plan, by the affirmative vote of the holders of a majority of the outstanding shares of the Company present, or represented by proxy, and entitled to vote, at a meeting of the Company's stockholders or by written consent in accordance with the laws of the State of Colorado; provided that if such approval by the stockholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. No Awards shall be granted pursuant to the Plan more than ten (10) years after the effective date of the Plan.

SECTION 19.      NON-EXCLUSIVITY OF THE PLAN

     Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

SECTION 20.      GOVERNING LAW

     This Plan and any agreements hereunder shall be interpreted and construed in accordance with the laws of the State of Colorado and applicable federal law. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in this Plan or in the agreement or certificate evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.


Effective:  January 11, 2000

                        Convergent Communications, Inc.
                  First Amendment to the Stock Incentive Plan

                                 INTRODUCTION

  Convergent Communications, Inc., a Colorado corporation (hereinafter referred to as the "Corporation"), has established an incentive compensation plan known as the "Convergent Communications, Inc. Stock Incentive Plan" (hereinafter referred to as the "Plan"). The Plan permits the grant of performance stock awards, incentive bonuses, non-qualified stock options and incentive stock options.

  Pursuant to this First Amendment to the Plan (hereinafter referred to as the "Amendment"), the Corporation desires to amend the Plan to increase the number of Shares which may be granted for all purposes under the Plan.


                             STOCK SUBJECT TO PLAN

  3.1  Aggregate Limits.  Subject to the adjustments provided in Section 11 of
       ----------------
the Plan, Section 3.1 of the Plan shall be amended to increase the aggregate number of Shares which may be granted for all purposes under the Plan to a total of three million five hundred thousand (3,500,000) Shares.

  3.2  Code Section 162(m) Limits.  Section 3.2 of the Plan shall be amended to
       --------------------------
increase the aggregate number of Shares subject to Options granted under the Plan during any calendar year to any one Employee to a maximum of one million five hundred thousand (1,500,000) Shares.

                             CONTINUATION OF PLAN

  All other terms and conditions of the Plan shall remain in full force and effect.

                                EFFECTIVE DATE

  This Amendment shall be effective as of March 31, 2000.




                   /s/ John R. Evans
-----------------------------------------------------------
John R. Evans, Chief Executive Officer

                         PROXY/VOTING INSTRUCTION CARD

                        CONVERGENT COMMUNICATIONS, INC.

                 c/o American Stock Transfer and Trust Company
                                40 Wall Street
                              New York, NY 10005

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS I (whether one or more of us) appoint Joseph R. Zell and Martin E. Freidel, and each of them, to be my Proxies. The Proxies may vote on my behalf, in accordance with my instructions, all of my shares entitled to vote at the Annual Shareholders Meeting of Convergent Communications, Inc. The meeting is scheduled for June 16, 2000, but this proxy includes any adjournment(s) of that meeting. The Proxies may vote on my behalf as if I were personally at the meeting. This card also provides voting instructions (for shares held in my account(s), if any) to the trustees of Convergent Communications' Deferred Compensation Plan and 401(k) plan.

     Comments: (Please feel free to comment on any aspects of our business in the following space. Your comments will be reviewed, although we may not respond on an individual basis.)

PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

                    DETACH HERE BEFORE MAILING TOP PORTION

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY

The Proxies may vote, in their discretion, on any other business that properly comes before the meeting. This proxy when properly executed will be voted as instructed below by the undersigned stockholder. If no marking is made, this proxy will be deemed to be direction to vote FOR proposals 1, 2 and 3, unless otherwise determined by the Board of Directors or the Proxies.

The Board of Directors recommends a vote FOR all of the proposals:


1.   TO VOTE FOR _____   or  AGAINST _____   or  WITHHOLD FROM VOTING _____

     A resolution electing the three (3) nominees proposed as directors.

2.   TO VOTE FOR _____   or  AGAINST _____   or  WITHHOLD FROM VOTING _____

     The ratification of the appointment of PricewaterhouseCoopers L.L.P., Certified Public Accountants, as our auditors for the ensuing year and the authorization of the directors to fix their remuneration.

3.   TO VOTE FOR _____   or  AGAINST _____   or  WITHHOLD FROM VOTING _____

     A resolution approving the Stock Incentive Plan.

     Please sign exactly as name appears at the left. When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Please date the proxy.

Dated_________________________________         Signed  _________________________

(Please mark address changes above.)

[_] MULTIPLE SHAREHOLDER PUBLICATIONS. Please check here to stop mailing of shareholder publications for this Signed account, since multiple copies come to this address.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS